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                                                                    Exhibit 99.1

CONTACT: John P. Saldarelli
         Secretary and Treasurer
         (914) 242-7700

                             FOR IMMEDIATE RELEASE

    AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC REPORTS 2003 FULL YEAR AND
                 ESTIMATED 2004 FIRST QUARTER FINANCIAL RESULTS

         MOUNT KISCO, N.Y., April 23, 2004--American Real Estate Partners, L.P. (NYSE:ACP) ("AREP") announced today the 2003 full year and estimated 2004 first quarter financial results for American Casino & Entertainment Properties LLC ("ACEP"), an indirect wholly-owned subsidiary.

         As previously announced, on January 5, 2004, ACEP entered into an agreement to acquire two Las Vegas casino/hotels, Arizona Charlie's Decatur and Arizona Charlie's Boulder from Carl C. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. The closing of the acquisition is subject to certain conditions, including among other things, obtaining all approvals necessary under the Nevada gaming laws. The terms of the transaction were approved by AREP's audit committee. Upon receiving all approvals necessary under gaming laws and upon closing of the acquisition, AREP's subsidiary, American Real Estate Holdings Limited Partnership, will transfer 100% of the common stock of Stratosphere Corporation to ACEP. As a result, following the acquisition and contribution, ACEP will own and operate three casino/hotels in the Las Vegas metropolitan area.

         Also, as previously announced, in January 2004, ACEP closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The proceeds are being held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in connection with the acquisition of Arizona Charlie's Decatur and Arizona Charlie's Boulder and the contribution of the Stratosphere. ACEP intends to use the proceeds of the notes offering to finance the acquisitions and to repay intercompany indebtedness and for a distribution to AREP.

         The following financial results reflect the combined operating results of the Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder properties. Combined net revenues for the year ended December 31, 2003 amounted to $262.8 million, an increase of $12.8 million, or 5.1%, over the year ended December 31, 2002. Combined EBITDA for the year ended December 31, 2003 was $45.5 million as compared to combined EBITDA of $31.7 million for the year ended December 31, 2002.

         "Our year end results exceeded our expectations. We attribute this to enhanced customer flow at all three of the casino/hotels. Strong local and improved national economies, diligent expense controls, expanded and improved facilities and enhanced targeting of our respective markets were the key drivers of our results," said Richard Brown, ACEP's President and Chief Executive Officer. AREP has furnished ACEP's 2003 audited financial

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statements and Management's Discussion and Analysis of Results of Operations and
Financial Condition to the SEC on a Form 8-K filed on the date hereof.

         AREP estimates that, for the three months ended March 31, 2004, ACEP's combined net revenues will be approximately $75.0 million compared to combined net revenues of $66.0 million for the three months ended March 31, 2003. For the three months ended March 31, 2004, ACEP's combined EBITDA is estimated to be approximately $20.8 million compared to combined EBITDA of $12.3 million for the three months ended March 31, 2003. AREP estimates that, for the twelve months ended March 31, 2004, ACEP's combined net revenues will be approximately $271.8 million compared to combined net revenues of $255.7 million for the twelve months ended March 31, 2003. For the twelve months ended March 31, 2004, ACEP's combined EBITDA is estimated to be approximately $54.0 million compared to combined EBITDA of $34.6 million for the twelve months ended March 31, 2003. "Our first quarter results easily surpassed our budgeted numbers and we are pleased with our performance to date, especially since all three casino/hotels are EBITDA positive," remarked Mr. Brown. "Our first quarter results easily surpassed our budgeted numbers and we are pleased with our performance to date, especially since all three casino/hotels are EBITDA positive," remarked Mr. Brown.

         The following table reconciles for the periods indicated actual and estimated EBITDA to actual and estimated net income (computed in accordance with GAAP) for ACEP. These amounts do not include interest expense incurred to date on the senior secured notes or other expenses incurred with respect to their issuance.




                                      ACTUAL            ACTUAL           ACTUAL          ESTIMATED        ACTUAL         ESTIMATED
                                  TWELVE MONTHS     TWELVE MONTHS     THREE MONTHS     THREE MONTHS    TWELVE MONTHS   TWELVE MONTHS
                                      ENDED             ENDED             ENDED            ENDED           ENDED           ENDED
                                   DECEMBER 31,      DECEMBER 31,       MARCH 31,        MARCH 31,       MARCH 31,       MARCH 31,
                                       2002              2003             2003             2004            2003            2004
                                  -------------     -------------     -------------    -------------   -------------   -------------
                                                                            (IN THOUSANDS)
Net income.....................   $        863      $    20,682       $      3,392     $     9,019     $     2,457     $    26,309
Other expenses, primarily
  interest.....................          5,677            6,364              1,224           1,310           5,321           6,450
Provision for income tax.......          4,907           (1,798)             2,400           4,554           6,179             356
Depreciation and amortization..         20,209           20,222              5,267           5,883          20,686          20,838
                                  ------------      -----------       ------------     -----------     -----------     -----------
    EBITDA(1)..................   $     31,656      $    45,470       $     12,283     $    20,766     $    34,643     $    53,953
                                  ============      ===========       ============     ===========     ===========     ===========


(1) EBITDA consists of net income plus (i) other income (expense) which includes interest expense, interest income and gain (loss) on disposal of property and equipment, (ii) income tax provision and (iii) depreciation and amortization. EBITDA is presented as a measure of operating performance because we believe analysts, investors and others frequently use it in the evaluation of companies in the gaming industry, in particular as an indicator of the ability of a company to meet its debt service requirements. Other companies in the gaming industry may calculate EBITDA differently, particularly as it relates to non-recurring, unusual items. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity, or as an alternative to net income or as an indication of operating performance or any other measure of performance derived in accordance with generally accepted accounting principles.

         The amounts above for each of the three and twelve months ended March 31, 2004 are based upon many estimates which may be subject to adjustment in connection with a review of the results of ACEP for this period. The inclusion of these estimates should not be regarded as an indication that AREP considers these estimates to be a reliable prediction of actual results. Actual results may differ materially from those expressed or implied. AREP does not intend to update or otherwise revise these estimates to reflect circumstances existing after the date when

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made or to reflect the occurrence of future events even if any or all of the assumptions underlying these estimates are shown to be in error.

         These estimates were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to significant contingencies and uncertainties that could cause actual results to differ materially from these estimates. There can be no assurance that the assumptions made in preparing these estimates will prove accurate, and actual results may be materially different from those contained in these estimates.

         American Real Estate Partners, L.P. is a master limited partnership.

         This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Among these risks and uncertainties are changes in general economic conditions, the extent, duration and strength of any economic recovery, the extent of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage, competition for investment properties and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2003 Form 10-K, Form 10-Qs and Form 8-Ks.

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